Exhibit 99.1

FALCON MINERALS CORPORATION REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS AND DECLARES QUARTERLY DIVIDEND

NEW YORK, NY – August 5, 2019 – Falcon Minerals Corporation (“Falcon,” or the “Company,” “we,” “our,”) (NASDAQ: FLMN, FLMNW), a leading oil and gas minerals company, today announced financial and operating results as well as the dividend for the quarter ended June 30, 2019.

Highlights

•	Approximately 179 line of sight wells (2.44 net wells) currently in the process of active development with an average 1.36% net revenue interest (“NRI”)

•

Averaged 9 rigs running on Falcon’s Eagle Ford position during the second quarter 2019, an increase from an average of 5 rigs during first quarter 2019 (currently 11 active rigs on Eagle Ford position)

•	107 wells currently waiting on completion with an average NRI of 1.83% (1.96 net wells)

•	Four recently permitted Hooks Ranch wells, in which Falcon has a 22.5% net revenue interest, were spud by Conoco Phillips in late July 2019 (1)

•

Closed 15 acquisitions in the core of the Eagle Ford Shale for an aggregate purchase price of approximately $10.2 million in the second quarter 2019. During the first six months of 2019, closed 17 acquisitions totaling approximately $20 million

•	Second quarter 2019 Net Income of $8.9 million (2), or $0.08 per Class A share

•	Adjusted EBITDA of $14.5 million for the second quarter 2019 (3)

•	Second quarter 2019 dividend of $0.15 per share, to be paid on September 6, 2019 to all shareholders of record on August 26, 2019

•	Net production for the second quarter 2019 of 4,825 boe/d; net production for the first half 2019 of 5,302 boe/d

•	Establishing average production guidance for second half 2019 of 5,000 – 5,500 boe/d; guidance excludes recently spud Hooks Ranch wells

•	Second quarter 2019 net debt-to-LTM EBITDA ratio of 0.46x

(1)

The four recently spud Hooks Ranch wells will extend the laterals from the Hooks Ranch positions into an adjacent leasehold property where Falcon has a 3.65% NRI. The net NRI contribution from the four wells will be approximately 14.2%

(2)	Net Income shown includes amounts attributable to non-controlling interests
(3)	Please refer to the disclosure on page 8-9 for the Reconciliation of Net Income to Non-GAAP Measures

Daniel Herz, President and Chief Executive Officer of Falcon commented “We have positioned Falcon Minerals to benefit from significant growth in the short, medium, and long-term. The strength of our top tier operators and their commitment to developing the resources across our position is the foundation of Falcon Minerals. The short-term growth will be driven by the 11 current active rigs running on our properties, and approximately 179 gross (2.44 net) line of sight wells across our position. These net line of sight wells are over three times the first half 2019 net wells turned in line and provide visible near-term growth within Falcon’s asset base. Based on these factors, we see production growth of greater than 20% over the next 12 months.” Mr. Herz continued, “I am pleased that in less than one year we have already established ourselves as the top consolidator of Eagle Ford Shale minerals. The 17 acquisitions that we have made this year should drive cash flow and overall value and we view this to be only the beginning.”

Financial Update

Falcon’s net realized price for crude oil was $63.84 per barrel (“bbl”) in the second quarter 2019 compared to $59.78 in first quarter 2019. The Company receives revenue based primarily on Louisiana Light Sweet crude (“LLS”) pricing on production generated from the Eagle Ford Shale, which has traded at a premium to West Texas Intermediate (“WTI”) pricing. Falcon’s net oil realization was approximately $4.00/bbl above the average WTI price for the second quarter 2019 compared to $2.70/bbl in the first quarter 2019. The Company’s realized price for natural gas during the quarter was approximately $2.52 per thousand cubic feet (“mcf”) and $17.45/bbl for natural gas liquids.

On a GAAP basis, Falcon reported Net Income of $8.9 million, or $0.08 per Class A common share, for the second quarter 2019. Falcon generated revenue of $18.2 million for the second quarter 2019. The Company reported Adjusted EBITDA (a non-GAAP measure as defined and reconciled on pages 8-9) of $14.5 million for the second quarter 2019.

Cash operating costs for the second quarter 2019 were $8.61 per barrel of oil equivalent (“boe”), consistent with the prior quarter. General and administrative expense for the second quarter 2019, excluding non-cash stock-based compensation expense, was $2.3 million, which was lower compared to the first quarter 2019. The second quarter 2019 general and administrative expense includes approximately $0.3 million of non-recurring startup related expenses. The decrease from the prior quarter was due primarily to costs incurred during the first quarter 2019 related to year-end audit, legal, and associated expenses.

As of June 30, 2019, the Company had $36.5 million of borrowings on its revolving credit facility, and $2.9 million of cash on hand, resulting in a net liquidity position of approximately $71 million. Falcon’s net debt-to-LTM EBITDA ratio was 0.46x (4) at June 30, 2019.

(4)

Calculated by dividing the sum of total debt outstanding less cash on hand as of June 30, 2019 by Adjusted EBITDA for the trailing 12-month period, as per Falcon’s credit agreement dated August 23, 2018

Second Quarter 2019 Dividend

Falcon’s Board of Directors has declared Falcon’s dividend of $0.15 per Class A share for the second quarter 2019. During the second quarter 2019, the Company generated Pro-forma Free Cash Flow per share of $0.16 (as described and reconciled on page 8-9). The pro-forma adjustments assume that the non-controlling interests are converted to Class A common shares, such that approximately 86.2 million (5) Class A shares would be outstanding. The dividend for the second quarter 2019 will be paid on September 6, 2019 to all Class A shareholders of record on August 26, 2019. As a result of this dividend, the exercise price of the Falcon warrants will be adjusted downward to $11.38 per warrant, in accordance with the terms of the warrants.

(5)	Reflects the dilution from 349k unvested restricted stock awards (RSAs) which receive dividend equivalent rights (“DER”) on a quarterly basis

Production Results and Acquisition Activity

Falcon’s net production averaged 4,825 boe/d for the second quarter 2019, and net production for the first half 2019 was 5,302 boe/d. During the second quarter 2019, a higher than average NRI well was taken offline for a portion of the period and has since been reconnected. This also caused a decrease in Falcon’s oil production as a percentage of total production. The Company expects future proportionate oil volumes to be within its guidance range (51 - 55% oil).

During the second quarter 2019, Falcon had 36 gross wells turned in line, or 0.41 net wells, with an average NRI for the wells turned in line of approximately 1.14%. Falcon has 1,816 producing Eagle Ford wells, and the Company’s average NRI for all producing wells is approximately 1.34%.

There are currently 11 active rigs operating on Falcon’s Eagle Ford position, which is an increase from an average of 9 active rigs in the second quarter of 2019 and 5 active rigs in the first quarter 2019. There are 179 line-of-sight wells (2.44 net wells) with an average NRI of 1.36% in various stages of development on its Eagle Ford minerals position.

The line of sight wells include 4 wells on Falcon’s Hooks Ranch location that were spud in July by ConocoPhillips, where the Company has a 22.5% NRI. The 4 recently spud Hooks Ranch wells are expected to each have lateral lengths of approximately 10,000 feet, which will extend the laterals from the Hooks Ranch positions into an adjacent leasehold property where Falcon has a 3.65% NRI. As a result, Falcon expects that the net NRI contribution from the 4 wells will be approximately 14.2%.

During the second quarter 2019, Falcon acquired approximately 73 net royalty acres through 15 transactions in the core of the Eagle Ford Shale for approximately $10.2 million. The transactions were funded using cash on hand and availability on the Company’s revolving credit facility. The acquired assets are located primarily in Karnes and Gonzales counties, on which there are currently 38 producing horizontal wells. Falcon has closed approximately $20 million of organic acquisitions during the first half of 2019.

Guidance Summary

The Company has provided forward six-month guidance based upon expectations for producer activity on Falcon’s net royalty positions. The forecasted six-month net production range does not include any contribution from Hooks Ranch wells not currently connected.

Q3 2019 – Q4 2019	Guidance Range
Net production per barrel of oil equivalent per day (boe/d)	5,000 – 5,500
% Oil of net production	51% - 55%

Operating costs:
Production and ad valorem taxes (% of revenue)	4.0% – 5.0%
Marketing and transportation ($/boe)	$1.00 – $1.50
Cash general and administrative (6) ($/boe)	$4.00 – $4.50
Depletion expense (7) ($/boe)	$6.50 – $7.50

(6)	General and administrative expense above excludes non-cash stock-based compensation expense
(7)	The depletion expense forecast range above is shown on a book basis; the equivalent range on a tax basis would be in a range of $27.00 – $31.00 per boe

Upcoming Investor Conferences

The Company will be participating in several upcoming investor conferences. Falcon will be hosting investor meetings at each of the following events:

•	Thursday, August 8: Tuohy Brothers Energy Conference – The Lombardy Hotel, New York, NY;

•

Monday & Tuesday, August 12/13: EnerCom Oil & Gas Conference – The Westin Denver Downtown, Denver, CO; Bryan Gunderson, Chief Financial Officer at Falcon, will be presenting on behalf of the Company on Tuesday, August 12 at 4:30 pm MT/6:30 pm ET;

•	Wednesday & Thursday, August 14/15: Citi 1:1 Midstream/Energy Infrastructure Conference – Encore at Wynn Hotel, Las Vegas, NV.

Conference Call Details

Falcon management invites investors and interested parties to listen to the conference call to discuss second quarter 2019 results on Monday, August 5, 2019 at 9:00 am ET. Participants for the conference call should dial (866) 342-8591 (International: (203) 518-9713) and use the confirmation code FLMNQ219. The Falcon earnings call is also accessible via webcast on the company’s website on www.falconminerals.com in the Events page of the Investor Relations section. A replay of the call will be available starting at 12:00 pm ET on August 5, 2019. To access the replay, investors and interested parties can listen to the replay on www.falconminerals.com in the Events page of the Investor Relations section, or call (800) 839-1247 (International: (402) 220-0470).

About Falcon Minerals

Falcon Minerals Corporation (NASDAQ: FLMN, FLMNW) is a C-Corporation formed to own and acquire high growth oil-weighted minerals rights. Falcon Minerals owns mineral, royalty, and over-riding royalty interests covering approximately 256,000 gross unit acres in the Eagle Ford Shale and Austin Chalk in Karnes, DeWitt and Gonzales Counties in Texas. The Company also owns additional assets of approximately 68,000 gross unit acres in Pennsylvania, Ohio, and West Virginia prospective for the Marcellus Shale. For more information, visit our website at www.falconminerals.com.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Falcon cautions readers that any forward-looking information is not a guarantee of future performance. Such forward-looking statements include, but are not limited to, statements about future financial and operating results, future dividends paid, resource and production potential, Falcon’s plans, objectives, expectations and intentions and other statements that are not historical facts. Risks, assumptions and uncertainties that could cause actual results to materially differ from the forward-looking statements include, but are not limited to, those associated with general economic and business conditions; Falcon’s ability to realize the anticipated benefits of its acquisitions; changes in commodity prices; uncertainties about estimates of reserves and resource potential; inability to obtain capital needed for operations; changes in government environmental policies and other environmental risks; the availability of drilling equipment and the timing of production in Falcon’s regions; tax consequences of business transactions; and other risks, assumptions and uncertainties detailed from time to time in Falcon’s reports filed with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in Falcon’s most recent annual report on Form 10-K as well as any subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Forward-looking statements speak only as of the date hereof, and Falcon assumes no obligation to update such statements, except as may be required by applicable law.

FALCON MINERALS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2019	2018
Revenues:
Oil and gas sales	$18,246	$28,136
Loss on hedging activities	—	(1,823)

Total revenues	18,246	26,313

Expenses:
Production and ad valorem taxes	920	1,510
Marketing and transportation	565	463
Amortization of royalty interests in oil & gas properties	2,930	4,618
General, administrative and other	3,055	3,423

Total expenses	7,470	10,014

Operating income	10,776	16,299

Other income (expense):
Gain on the sale of assets	—	108
Other income	44	—
Interest expense	(535)	(420)

Total other income (expense)	(491)	(312)

Income before income taxes	10,285	15,987

Provision for income taxes	1,383	—

Income from continuing operations	8,902	15,987
Income from discontinued operations	—	1,016

Net income	8,902	17,003

Net income attributable to non-controlling interests	(5,146)	(47)

Net income attributable to shareholders/unitholders	$3,756	$16,956

Class A common shares (basic and diluted)	$0.08

FALCON MINERALS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$2,867	$7,317
Accounts receivable	8,568	11,271
Prepaid expenses	1,548	1,524

Total current assets	12,983	20,112

Royalty interests in oil & gas properties, net of accumulated amortization	222,728	209,168
Property and equipment, net	520	—
Deferred tax asset, net	56,821	58,773
Other assets	2,851	3,182

Total assets	$295,903	$291,235

LIABILITIES AND SHAREHOLDER’S EQUITY

Current liabilities:
Accounts payable and accrued expenses	$1,403	$521

Credit facility	36,500	21,000
Other non-current liabilities	444	—

Total liabilities	38,347	21,521

Shareholder’s equity:
Class A common stock	5	5
Class C common stock	4	4
Additional paid in capital	121,459	137,866
Non-controlling interests	122,140	127,029
Retained earnings	13,948	4,810

Total shareholder’s equity	257,556	269,714

Total liabilities and shareholder’s equity	$295,903	$291,235

Reconciliation of Adjusted EBITDA and Pro-forma Free Cash Flow from Net Income (in thousands, except per share amounts):

	Three Months Ended June 30, 2019	Fully Converted Per Share Basis Three Months Ended June 30, 2019 (1)
Net Income	$8,902	$0.10
Interest expense (2)	535	0.00
Depletion and depreciation	2,953	0.04
Share-based compensation	762	0.01
Income taxes	1,383	0.02

Adjusted EBITDA	$14,535	$0.17
Interest expense (2)	(535)	(0.00)
Pro-forma cash income taxes (3)	(577)	(0.01)

Pro-forma Free Cash Flow	$13,423	$0.16

(1)

Per share information is presented on a fully converted basis and includes both the 46.2 million Class A common shares (inclusive of 349k unvested restricted stock awards which receive DERs) and the 40.0 million Class C common shares that are outstanding as of June 30, 2019. As such, Net Income per fully converted share in this schedule is not comparable to earnings per share (EPS) of $0.08 for the period ended June 30, 2019 as shown on the Statement of Operations.

(2)	Interest expense includes amortization of deferred financing costs
(3)	Pro-forma cash income taxes are estimated on a fully converted basis and therefore based upon net income before non-controlling interest considerations

Calculation of cash available for dividends for the second quarter 2019 (in thousands):

Three Months
Ended
June 30,
2019
Adjusted EBITDA	$14,535
Interest expense	(535)

Net cash available for distribution	14,000

Cash to be distributed to non-controlling interests	$6,377

Cash to be distributed to Falcon Minerals Corp. (4)	$7,276

Dividends to be paid to Class A shareholders	$6,879

(4)	Includes approximately $397,000 of cash for current income taxes at Falcon Minerals Corporation

Non-GAAP Financial Measures

Adjusted EBITDA and Pro-forma Free Cash Flow are supplemental non-GAAP financial measures used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe Adjusted EBITDA and Pro-forma Free Cash Flow are useful because they allow us to evaluate our performance and compare the results of our operations period to period without regard to our financing methods or capital structure. In addition, management uses Adjusted EBITDA and Pro-forma Free Cash Flow to evaluate cash flow available to pay dividends to our common shareholders.

We define Adjusted EBITDA as Net Income plus interest expense, net, depletion expense, provision for income taxes and share-based compensation. We define Pro forma Free Cash Flow as Net Income plus depletion expense, provision for income taxes and share-based compensation less cash income taxes. Adjusted EBITDA and Pro-forma Free Cash Flow are not measures of Net Income as determined by GAAP. We exclude the items listed above from Net Income in calculating Adjusted EBITDA and Pro-forma Free Cash Flow because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from Adjusted EBITDA and Pro-forma Free Cash Flow are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA and Pro-forma Free Cash Flow.

Adjusted EBITDA and Pro-forma Free Cash Flow should not be considered an alternative to, or more meaningful than, Net Income, royalty income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. Our computations of Adjusted EBITDA and Pro-forma Free Cash Flow may not be comparable to other similarly titled measures of other companies.

FALCON MINERALS CORPORATION

SELECTED OPERATING DATA

(Unaudited)

	Three Months Ended
	June 30,
	2019	2018 (1)
Production Data:
Oil (bbls)	199,938	384,876
Natural gas (boe)	161,687	187,913
Natural gas liquids (bbls)	77,473	70,018

Combined volumes (boe)	439,098	642,807

Average daily combined volume (boe/d)	4,825	7,064

Average sales prices:
Oil (bbls)	$63.84	$66.34
Natural gas (mcf)	$2.52	$2.80
Natural gas liquids (bbls)	$17.45	$21.42
Combined per boe	$37.72	$46.96

Average costs ($/boe):
Production and ad valorem taxes	$2.10	$2.35
Marketing and transportation expense	$1.29	$0.72
Cash general and administrative expense	$5.22	$5.32
Interest expense, net	$1.22	$0.65
Depletion	$6.67	$7.18

(1)

The production data for Q2 2018 shown contains certain production that was not contributed to Falcon in the Royal Resources transaction in August 2018, including a portion of this non-acquired production that was sold in February 2018.

Falcon Minerals Contacts:

Bryan C. Gunderson

Chief Financial Officer

bgunderson@falconminerals.com

Brian Begley

Investor Relations

bbegley@falconminerals.com